Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 33-26305 on Form N-1A of our report dated March 24, 2025, relating to the financial statements and financial highlights of iShares FTSE NAREIT All Equity REIT Index Fund of BlackRock FundsSM (the “Fund”), appearing in Form N-CSR of the Fund for the year ended January 31, 2025, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 22, 2025